Investor and Analyst Contact:	Media Contact:
Paul Anderson	Gary W. Hanson
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Alpha IR Group
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nti@alpha-ir.com

Northern Tier Energy LP Reports Second Quarter 2014 Results

Second Quarter Highlights:

•	Reported Net Income of $57.9 million and Adjusted Net Income of $61.4 million before reorganization and related costs and Adjusted EBITDA of $82.1 million.

•	Achieved total throughput of 93,022 barrels per day during the quarter.

•	Declared a distribution of $0.53 per common unit to be paid in cash on August 29, 2014, to common unit holders of record on August 18, 2014.

TEMPE, Ariz., August 5, 2014 /Globe Newswire/ -- Northern Tier Energy LP (NYSE:NTI) (“Northern Tier”) today reported second quarter 2014 net income of $57.9 million, compared to $63.9 million for the same period in 2013. Adjusted Net Income for the second quarter of 2014 was $61.4 million, compared to $64.4 million for the second quarter of 2013. Adjusted EBITDA for the second quarter of 2014 was $82.1 million, compared to $90.9 million for the second quarter of 2013. This decrease in Adjusted EBITDA in the second quarter of 2014 was primarily the result of lower refined product margins partially offset by increased throughput. A reconciliation of reported earnings to various non-GAAP performance measures can be found in the accompanying financial tables.

Commenting on the second quarter, Dave Lamp, Northern Tier’s President and Chief Executive Officer, said, "We had a solid quarter evidenced by safely achieving our increased throughput. The prior year second quarter operations were constrained by the major turnaround and expansion activities which are now enabling this expanded crude oil throughput. Despite narrower crude oil differentials and lower crack spreads as well as a reduction in heavy crude oil runs due to maintenance on the Minnesota Pipeline, we delivered a favorable return to our investors."

Second Quarter Operating Segment Highlights

Refining Segment
The refining segment’s operating income was $72.8 million for the second quarter of 2014, compared to $53.1 million for the second quarter of 2013. Refining gross margins were $15.03 per barrel of throughput for the second quarter of 2014, compared to $24.91 per barrel for the second quarter of 2013. This decrease was primarily due to lower refined product margins during the second quarter of 2014. Total throughput was 93,022 barrels per day for the second quarter of 2014 compared to 55,486 barrels per day for the comparable period in 2013. The increase in throughput was primarily due to major turnaround and expansion activities during the second quarter of 2013.

Retail Segment
Retail operating income was $5.0 million in the second quarter of 2014 compared to $8.0 million for the second quarter of 2013. Fuel margins were $0.19 per gallon for the second quarter of 2014 compared to $0.23 per gallon for the second quarter of 2013. Fuel gallons sold at company-operated and franchise retail stores were approximately 7% higher during the second quarter of 2014 compared to the second quarter of 2013.

Quarterly Distribution

Effective August 5, 2014, the board of directors of Northern Tier’s general partner declared a quarterly distribution of $0.53 per unit to be paid in cash on August 29, 2014 to common unit holders of record as of the close of business on August 18, 2014. Cash available for distribution totaled $49.2 million for the second quarter of 2014.

Northern Tier is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter-to-quarter as a result of variations in, among other factors, (i) its operating performance, (ii) cash flows caused by fluctuations in the prices it pays for crude oil and other feedstocks and the prices it receives for finished products, (iii) capital expenditures, (iv) potential cash reserves or payments relating to working capital fluctuations and (v) other cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Liquidity and Capital Spending

Northern Tier’s primary sources of liquidity are cash generated from operating activities and its revolving credit facility. As of June 30, 2014, Northern Tier’s cash on hand and availability under its revolving credit facility totaled approximately $351 million as compared to $291 million as of June 30, 2013. While its current level of liquidity is sufficient to support its continuing operations, the board of directors of Northern Tier’s general partner may establish additional cash reserves as it deems appropriate.

Q3 2014 Operating and Capital Expenditure Guidance

For the third quarter of 2014, Northern Tier projects it will realize total throughput of between 90,000 and 95,000 barrels per day at its Saint Paul Park refinery. Direct operating expense per barrel of throughput at the Saint Paul Park refinery is expected to be between $4.30 and $4.80, not including turnaround expenditures. Total capital expenditures for the third quarter are expected to be approximately $10 million and approximately $36 million for the full year 2014. Please see the accompanying table for additional key metric guidance.

Conference Call Information

The management team of Northern Tier will hold a conference call to discuss financial results for the second quarter ended June 30, 2014 on August 5, 2014, at 12:30 p.m. EDT. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 866-318-8614 or 617-399-5133, passcode: 96590587 or by accessing an audio webcast within the Investor section of www.ntenergy.com. A slide presentation will be available for reference during the call and can be accessed within the Investor section of www.ntenergy.com. The audio webcast will be available on the website for fourteen days after the conference call. A telephonic replay will also be available beginning two hours after the end of the conference call and ending seven days after the conference call by dialing 888-286-8010 or 617-801-6888, passcode: 12824620. The slide presentation will be archived and remain available within the Investor section of www.ntenergy.com in accordance with Northern Tier's investor presentation archive policy.

About Northern Tier

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier operates a 96,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates 164 convenience stores and supports 81 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier Energy is headquartered in Tempe, Arizona.

Non-GAAP Measures

This earnings release includes non-GAAP measures including Adjusted Net Income, Adjusted EBITDA, Refining Gross Margin and Cash Available for Distribution. Northern Tier believes that these non-GAAP financial measures provide useful information about its operating performance.  However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures.  Northern Tier's non-GAAP financial measures may also differ from similarly named measures used by other companies.  See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements. The forward-looking statements contained herein include statements about, among other things, future: crude oil differentials, crack spreads, delivery of returns to our investors favorably or at all, safe and reliable operation of our refining and retail assets, or expanded throughput at the refinery from the recent expansion, liquidity, distributions and guidance including the amount and types of crude oils we may run, total crude charge, throughput, refined product sales, opex, retail margins and sales, cash reserves, SG&A, depreciation and amortization, cash interest and tax expenses and capital expenditures, including the amounts and types of maintenance, replacement, non-recurring regulatory and discretionary capital expenditures, both generally and on specific projects. These statements are subject to the general risks inherent Northern Tier's business. These expectations may or may not be realized, and some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Northern Tier's business and operations involve numerous risks and uncertainties, many of which are beyond its control, which could result in its expectations not being realized, or otherwise materially affect its financial condition, results of operations, and cash flows. Additional information relating to Northern Tier's uncertainties, risks and assumptions and those affecting its businesses are contained in its filings with the Securities and Exchange Commission. All forward-looking statements are only as of the date hereof, and Northern Tier does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

NORTHERN TIER ENERGY LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per unit amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenue	$1,602.5	$1,131.2	$2,948.8	$2,246.2
Costs, expenses and other:
Cost of sales	1,432.0	960.0	2,588.3	1,839.2
Direct operating expenses	65.4	62.1	131.8	126.4
Turnaround and related expenses	0.9	27.3	1.4	37.0
Depreciation and amortization	10.2	9.4	20.1	18.0
Selling, general and administrative	22.7	20.9	49.7	46.4
Reorganization and related costs	3.5	0.5	12.9	0.9
Other (income) loss, net	2.2	(1.6)	1.2	(6.5)
Operating income	65.6	52.6	143.4	184.8
Gains from derivative activities	—	20.6	—	14.1
Interest expense, net	(6.2)	(6.3)	(12.4)	(12.7)
Income before income taxes	59.4	66.9	131.0	186.2
Income tax provision	(1.5)	(3.0)	(1.6)	(2.9)
Net income	$57.9	$63.9	$129.4	$183.3

Net earnings per common unit, basic and diluted	$0.62	$0.70	$1.40	$1.99

NORTHERN TIER ENERGY LP
SELECTED OPERATING INCOME DATA
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
OPERATING INCOME:
Refining	$72.8	$53.1	$170.6	$195.2
Retail	5.0	8.0	6.7	8.6
Corporate and unallocated costs	(12.2)	(8.5)	(33.9)	(19.0)
TOTAL OPERATING INCOME	65.6	52.6	143.4	184.8
Gains from derivative activities	—	20.6	—	14.1
Interest expense, net	(6.2)	(6.3)	(12.4)	(12.7)
Income tax provision	(1.5)	(3.0)	(1.6)	(2.9)
NET INCOME	$57.9	$63.9	$129.4	$183.3

NORTHERN TIER ENERGY LP
SELECTED BALANCE SHEET AND CASH FLOW DATA
(in millions, unaudited)

	June 30, 2014	December 31, 2013
Cash and Cash Equivalents	$106.9	$85.8
Total Assets	$1,214.9	$1,117.8
Total Debt and Financing Obligations	$283.3	$283.4
Equity	$431.4	$401.1

	Six Months Ended
	June 30, 2014	June 30, 2013
Net cash provided by operating activities	$154.3	$124.1
Net cash used in investing activities	(23.7)	(68.4)
Net cash used in financing activities	(109.5)	(230.1)
Net increase (decrease) in cash and cash equivalents	$21.1	$(174.4)

NORTHERN TIER ENERGY LP
SUPPLEMENTAL OPERATING DATA
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
REFINING SEGMENT

Key Operating Statistics
Total refinery production (bpd)	93,342	55,594	93,139	70,752
Total refinery throughput (bpd)	93,022	55,486	92,826	70,343
Refined products sold (bpd)	102,409	68,395	95,822	76,499
Per barrel of throughput:
Refining gross margin	$15.03	$24.91	$16.54	$25.48
Direct operating expenses	$4.17	$6.52	$4.33	$5.41
Per barrel of refined products sold:
Refining gross margin	$13.65	$20.21	$16.02	$23.43
Direct operating expenses	$3.79	$5.29	$4.19	$4.98
Refinery product yields (bpd):
Gasoline	46,747	26,715	44,859	33,816
Distillate	34,483	19,093	35,063	23,848
Asphalt	5,494	6,212	6,663	8,408
Other	6,618	3,574	6,554	4,680
Total	93,342	55,594	93,139	70,752
Refinery throughput (bpd):
Crude oil	91,853	54,524	91,964	68,654
Other feedstocks	1,169	962	862	1,689
Total	93,022	55,486	92,826	70,343
Crude oil by type (bpd):
Light crude	61,217	32,466	58,645	37,149
Synthetic crude	16,858	9,449	16,775	14,134
Heavy crude	13,778	12,609	16,544	17,371
Total	91,853	54,524	91,964	68,654

RETAIL SEGMENT

Company operated stores:
Fuel gallons sold (in millions)	76.8	77.0	149.8	151.6
Fuel margin per gallon	$0.19	$0.23	$0.19	$0.20
Merchandise sales (in millions)	$89.9	$86.0	$168.4	$161.8
Merchandise margin %	26.5%	27.0%	26.2%	27.2%
Number of stores at period end	164	163	164	163

NORTHERN TIER ENERGY LP
SUPPLEMENTAL OPERATING DATA
(in millions, unaudited)

	Three Months Ended June 30, 2014
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$72.8	$3.5	$(18.4)	$57.9
Adjustments:
Interest expense	—	—	6.2	6.2
Income tax provision	—	1.5	—	1.5
Depreciation and amortization	8.3	1.7	0.2	10.2
EBITDA subtotal	81.1	6.7	(12.0)	75.8
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	0.9	—	—	0.9
Equity-based compensation expense	—	—	1.2	1.2
Reorganization and related costs	—	—	3.5	3.5
Adjusted EBITDA (a)	$82.7	$6.7	$(7.3)	$82.1

	Three Months Ended June 30, 2013
	Refining	Retail	Other	Total
(in millions)
Net income	$53.1	$5.0	$5.8	$63.9
Adjustments:
Interest expense	—	—	6.3	6.3
Income tax provision	—	3.0	—	3.0
Depreciation and amortization	7.5	1.8	0.1	9.4
EBITDA subtotal	60.6	9.8	12.2	82.6
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	27.3	—	—	27.3
Equity-based compensation expense	—	—	0.4	0.4
Reorganization and related costs	—	—	0.5	0.5
Gains from derivative activities	—	—	(20.6)	(20.6)
Adjusted EBITDA (a)	$88.6	$9.8	$(7.5)	$90.9
`

	Six Months Ended June 30, 2014
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$170.6	$5.1	$(46.3)	$129.4
Adjustments:
Interest expense	—	—	12.4	12.4
Income tax provision	—	1.6	—	1.6
Depreciation and amortization	16.3	3.4	0.4	20.1
EBITDA subtotal	186.9	10.1	(33.5)	163.5
MPL proportionate depreciation expense	1.4	—	—	1.4
Turnaround and related expenses	1.4	—	—	1.4
Equity-based compensation expense	—	—	5.5	5.5
Reorganization and related costs	—	—	12.9	12.9
Adjusted EBITDA (a)	$189.7	$10.1	$(15.1)	$184.7

	Six Months Ended June 30, 2013
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$195.2	$5.7	$(17.6)	$183.3
Adjustments:
Interest expense	—	—	12.7	12.7
Income tax provision	—	2.9	—	2.9
Depreciation and amortization	14.2	3.6	0.2	18.0
EBITDA subtotal	209.4	12.2	(4.7)	216.9
MPL proportionate depreciation expense	1.4	—	—	1.4
Turnaround and related expenses	37.0	—	—	37.0
Equity-based compensation expense	—	—	5.7	5.7
Reorganization and related costs	—	—	0.9	0.9
Gains from derivative activities	—	—	(14.1)	(14.1)
Adjusted EBITDA (a)	$247.8	$12.2	$(12.2)	$247.8

(a) Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier's computation of Adjusted EBITDA may vary from others in its industry.  In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in calculating the components of various covenants in the agreements governing Northern Tier's Secured Notes and revolving credit facility. Management believes the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. The calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities which many of our peers capitalize and therefore exclude from Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance.  In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity.  Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for depreciation from the Minnesota Pipe Line operations, turnaround and related expenses, equity-based compensation expense, gains or losses from derivative activities and costs related to Northern Tier's reorganization activities. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

NORTHERN TIER ENERGY LP
CASH AVAILABLE FOR DISTRIBUTION
For the three months ended June 30, 2014
(in millions, unaudited)

Net income	$57.9
Adjustments:
Interest expense	6.2
Income tax provision	1.5
Depreciation and amortization	10.2
EBITDA subtotal	75.8
MPL proportionate depreciation expense	0.7
Turnaround and related expenses	0.9
Equity-based compensation impacts	1.2
Reorganization and related costs	3.5
Adjusted EBITDA (a)	82.1
Cash interest expense	(5.6)
Current tax provision	(1.5)
MPL proportionate depreciation expense	(0.7)
Capital expenditures (b)	(10.1)
Cash reserve for turnaround and related expenses	(7.5)
Cash reserve for discretionary capital expenditures	(7.5)
Cash Available for Distribution (c)	$49.2

(b) Capital expenditures include maintenance, replacement, and regulatory capital projects on an accrual basis.

(c) Cash available for distribution is a non-GAAP performance measure that Northern Tier believes is important to investors in evaluating its overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income (loss) as measures of operating performance.  In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Northern Tier has reconciled cash available for distribution to Adjusted EBITDA and in addition reconciled Adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Northern Tier's calculation of cash available for distribution may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the board of directors of Northern Tier's general partner following the end of such quarter.

NORTHERN TIER ENERGY LP
OTHER NON-GAAP PERFORMANCE MEASURES
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Refining revenue	$1,486.7	$1,014.8	$2,730.3	$2,033.4
Refining cost of sales	1,359.5	889.0	2,452.4	1,709.0
Refining gross product margin (d)	$127.2	$125.8	$277.9	$324.4

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Retail revenue:
Fuel revenue	$273.7	$285.2	$523.1	$545.9
Merchandise revenue	89.9	86.0	168.4	161.8
Other revenue	11.9	11.6	23.2	22.3
Intercompany eliminations	(4.6)	(4.6)	(8.7)	(8.6)
Retail revenue	370.9	378.2	706.0	721.4

Retail cost of sales:
Fuel cost of sales	259.2	266.8	494.4	515.6
Merchandise cost of sales	66.1	62.7	124.3	117.8
Other cost of sales	6.9	7.6	13.4	13.9
Intercompany eliminations	(4.6)	(4.6)	(8.7)	(8.6)
Retail cost of sales	327.6	332.5	623.4	638.7

Retail gross product margin: (e)
Fuel margin	14.5	18.4	28.7	30.3
Merchandise margin	23.8	23.3	44.1	44.0
Other margin	5.0	4.0	9.8	8.4
Intercompany eliminations	—	—	—	—
Retail gross product margin	$43.3	$45.7	$82.6	$82.7

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	$57.9	$63.9	$129.4	$183.3
Adjusted for special items:
Reorganization and related costs	3.5	0.5	12.9	0.9
Adjusted Net Income (f)	$61.4	$64.4	$142.3	$184.2

(d) Refining gross product margin per barrel is a financial measurement calculated by subtracting refining costs of sales from total refining revenues and dividing the difference by the total throughput or total refined products sold for the respective periods presented. Refining gross product margin is a non-GAAP performance measure that Northern Tier believes is important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in these calculations (revenues and cost of sales) can be reconciled directly to Northern Tier's statements of operations. Northern Tier's calculation of refining gross product margin may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(e) Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its retail performance. Northern Tier's calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

(f) Adjusted Net Income is a non-GAAP performance measure that Northern Tier believes is important to investors in evaluating its operating performance. Northern Tier's calculation of Adjusted Net Income may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

NORTHERN TIER ENERGY LP
Q3 2014 OPERATING AND CAPITAL EXPENDITURE GUIDANCE

	Q3 2014
	LOW		HIGH
Refinery Statistics:
Bakken (bpd)	59,000		61,000
Synthetic (bpd)	10,000		11,000
Western Canadian Select (bpd)	20,000		22,000
Total crude charge (bpd)	89,000		94,000
Total throughput (bpd)	90,000		95,000

Direct opex ex. turnaround ($/throughput bbl)	$4.30	-	$4.80

Retail Statistics:
Forecasted gallons (mm)	81
Retail fuel margin ($/gallon)	$0.18
Merchandise sales ($ in mm)	$96
Merchandise gross margin (%)	26.25%
Direct operating expense ($ in mm)	$32

Other Guidance ($ in mm):
Turnaround cash reserve	$5 - $10
Discretionary capital cash reserve	$5 - $10
SG&A	$26
Depreciation & amortization	$10
Cash interest expense	$6
Current tax expense	$2

	Q3 2014		Full Year
Capital Program ($ in mm):
Maintenance and replacement capital	$7.5		$18.0
Non-recurring regulatory capital	2.5		16.0
Discretionary capital	—		2.0
Total planned capital expenditures	$10.0		$36.0